Exhibit 10-AAee

Tech Data Corporation

Executive Incentive Plan

Administration Summary

April 2005

Purpose:	The Executive Incentive Bonus Plan (“Plan”) governs the payment of cash bonuses to the Company’s named executive officers and all other Section 16 officers (“Company Officers”). It is the intention of the Plan to comply with Section 162(m) of the Internal Revenue Code. This Plan provides for the payment of annual cash bonuses following the close of each fiscal year based on the achievement of specified performance goals.

Eligibility:	Company Officers who are actively employed by the Company through the last day of the fiscal year (“Participants”) are eligible to participate in this Plan.

For Participants who leave the Company prior to the last day of the fiscal year, eligibility is determined based upon terms contained in the applicable separation documents.

Performance Period:	The Plan’s performance period commences and ends concurrent with the Company’s fiscal year (the “Performance Period”).

Performance Measures:	Relevant performance measures for Participants are set annually by the Compensation Committee of the Board of Directors. Relevant measures are determined based on the Participant’s span of influence, responsibility, and such other factors the Compensation Committee deem relevant to motivate, which may include such factors as earnings per share and operating income.

Performance Payouts:	The performance – payout relationships for performance measures are set by the Compensation Committee. The payout is subject to an acceleration ratio if established targets are exceeded or conversely, if established targets are not met, the payout may be reduced to zero.

Compensation Changes:	Target incentives consist of non-discretionary awards and are calculated as a percentage of base salary. Changes to base salary during the year, other than annual merit increases, impact the related target incentive on a prorated basis using days remaining in the fiscal year in the numerator and total days in the fiscal year in the denominator.

Payments:	Payments are provided in a single cash payment following the annual approval of Company Officer earned incentives by the Compensation Committee. This plan supersedes all other prior plans and provisions unless otherwise contractually agreed upon.

Approved Leaves:	The Plan does not prorate for Participants on an approved leave. In the event an approved leave extends beyond the end of the Performance Period, the Participant will be eligible for an earned incentive as if the Participant were actively employed as of those dates.

Payments in the event of Death, Disability, or Separation of Employment :

In the event of the death, disability or separation of employment for any reason, payment under the Plan will be determined by the applicable death or disability benefit, severance, separation or retirement policies, regulations or employment agreement terms applicable to the Company Officer affected.

Plan Termination and Amendments:

The Compensation Committee may amend or terminate this Plan in any manner and at any time. This Plan does not preclude the Company from adopting or continuing other compensation arrangements that may apply generally or may apply only in specific cases.